Exhibit 99.2

News Release

TUTOR PERINI CORPORATION ACQUIRES GREENSTAR SERVICES CORPORATION

SYLMAR, Calif., July 1, 2011 (BUSINESS WIRE) – Tutor Perini Corporation (NYSE: TPC) a leading civil and building construction company, today announced that it has acquired GreenStar Services Corporation (“Greenstar”), one of New York’s largest providers of Electrical and Mechanical services and systems.

GreenStar is primarily comprised of three operating entities: Five Star Electric Corporation and WDF, Inc., which are located in New York, and Nagelbush Mechanical, which is located in Florida. GreenStar has over 1,900 employees and has a current backlog of approximately $1.2 billion.  Revenues in fiscal year 2010 were approximately $560 million.

With over 80 years of experience, GreenStar has served a range of clients in a wide variety of markets including transportation, infrastructure, commercial, school and university, residential, and specialty construction.  Among the prestigious projects GreenStar is currently working on are the World Trade Center Towers 1, 2, 3 and 4, the Path Transportation HUB, the 9/11 Memorial Museum, and the Madison Square Garden renovation project.

Under the terms of the transaction, Tutor Perini acquired GreenStar through a merger with a wholly-owned subsidiary of Tutor Perini for an initial purchase price of $208.4 million, plus a structured earnout based on the achievement of certain profitability targets over the next five years. The purchase price consists of $100 million in cash paid at closing, a $74.9 million promissory note issued at closing and $33.5 million of holdbacks to secure certain indemnification obligations.    The note is payable no later than October 31, 2011.

Five Star Electric Corporation, WDF, Inc. and Nagelbush Mechanical will continue to operate under their current company names and will continue to be managed by their current senior management team.

Gary Segal, CEO of Five Star Electric Corporation, said, "I believe the keys to our success are our first rate employees, stellar reputation, and the best client base in New York.”

Larry Roman, CEO of WDF, Inc., said, "Our ability to offer one-stop shopping, including in-house design and coordination of MEP discipline capabilities, is a one of our biggest strengths. We are excited about being part of Tutor Perini Corporation and believe our combined capabilities will serve our customers very well in the future.”

Ronald N. Tutor, Chairman and CEO of Tutor Perini, said: "GreenStar is one of the largest specialty contractors in the United States and represents our expansion in the Northeastern markets. Greenstar has a substantial resume of experience that complements our operations, and we in turn will be in a position to support their growth objectives as they continue to serve their clients."

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

Forward-Looking Statement

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company's expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. The Company's expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company's ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation website: www.tutorperini.com

GreenStar Services Corporation website: www.greenstarcorp.com

SOURCE: Tutor Perini Corporation

Kekst and Company
Douglas Kiker, 212-521-4800

or

Tutor Perini Corporation
Ken Burk, 818-362-8391
Executive Vice President & Chief Financial Officer